Exhibit 23.1

INDEPENDENT AUDITORS' CONSENT

We consent to the use in this Registration Statement of Columbia Sportswear Company on Form S-1 of our report dated February 6, 1998 (March __, 1998 as to
Note 1) appearing in the Prospectus, which is part of this Registration
Statement.

We also consent to the reference to us under the heading "Experts" in such Prospectus.



DELOITTE & TOUCHE LLP

Portland, Oregon
February 23, 1998

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The preceding consent is in the form that will be furnished by Deloitte & Touche
LLP that will be furnished upon consummation of the initial public offering assuming that no material events have occurred that would affect the accompanying financial statements or required disclosures therein.